Free Writing Prospectus (To the Prospectus dated August 27, 2008, and the Prospectus Supplement dated August 27, 2008)	Filed Pursuant to Rule 433 Registration No. 333-145845 December 11, 2008

Buffered Participation Reverse Convertible Notes due June 30, 2009 Medium-Term Notes, Series A, No. E-2847 and E-2848

Terms used in this free writing prospectus are described or defined in the prospectus supplement. Each of the Buffered Participation Reverse Convertible Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES ARE NOT 100% PRINCIPAL PROTECTED, EVEN IF HELD TO MATURITY.

Each Reference Asset below is in the form of a Linked Share and represents a separate Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single Linked Share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA/Aa1‡)

•	Issue Date: December 31, 2008 ‡‡

•	Initial Valuation Date: December 23, 2008 ‡‡

•	Final Valuation Date: June 23, 2009 ‡‡‡

•	Maturity Date: June 30, 2009 ‡‡‡

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	Initial Price: The closing share price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The closing share price of the Reference Asset on the Final Valuation Date

•

Payment at Maturity: For each Note offering, if the Final Price is greater than the Initial Price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return multiplied by the Upside Leverage Factor plus the Supplemental Amount, subject to a Maximum Return on the Notes as indicated in the table below. If the Reference Asset Return is greater than 0%, your payment per $1,000 principal amount will be calculated as follows, subject to the Maximum Return for such Note:

    $1,000 + [$1,000 x (Reference Asset Return x Upside

Leverage Factor)] + Supplemental Amount

If the Reference Asset Return is less than or equal to 0% but equal to or greater than –20%, you will receive the principal amount of your Notes plus the Supplemental Amount, calculated as follows:

$1,000 + Supplemental Amount

and

If the Reference Asset Return is less than –20%, you will receive, at our election, either (i) the number of whole shares that, when multiplied by the Final Price, is equal to the cash amount described in (ii) below (the “Physical Delivery Amount”) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the Final Price), or (ii) a cash amount, in each case, equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage plus (c) the Supplemental Amount, calculated as follows:

    $1,000 + [$1,000 x (Reference Asset Return + 20%)] + Supplemental Amount

If the Reference Asset declines by more than 22.50%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77.50% of the principal amount of your Notes.

For more information relating to the Physical Delivery Amount, see “Selected Purchase Considerations—Physical Delivery Amount” below.

•	Reference Asset Return: For each Note offering, the performance of the Reference Asset from the Initial Valuation Date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

The terms of each Note are as follows:

Note Issuance #	Reference Asset (each a “Linked Share”)	Initial Share Price	Ticker Symbol	Principal Amount	Supplemental Amount per $1,000 Note*	Buffer Percentage	Upside Leverage Factor	Maximum Return**	Downside Leverage Factor***	CUSIP/ISIN
E-2847	Freeport-McMoRan Copper & Gold Inc.	TBD	FCX	TBD	$25	20.0%	1.5	22.0%	1.0	06738QXF0 / US06738QXF08
E-2848	SunPower Corporation	TBD	SPWRA	TBD	$25	20.0%	1.5	31.0%	1.0	06738QXG8 / US06738QXG80

*	The Supplemental Amount will be determined on the Initial Valuation Date.
**	The Maximum Return on the Notes, which will take into account the Supplemental Amount, will be set on the Initial Valuation Date, but will not be less than the percentage set forth in the table above.
***	You will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return is less than –22.50%.
‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor's, a division of the McGraw-Hill Companies, Inc, and Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
‡‡	Expected. In the event that we make any change to the expected Initial Valuation Date and the Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of each such Note remains the same.
‡‡‡	Subject to postponement in the event of a market disruption as described under “Market Disruption Events” in this free writing prospectus.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #	Reference Asset	Price to Public		Agent’s Commission		Proceeds to Barclays Bank PLC
		Per Note	Total	Per Note	Total	Per Note	Total
E-2847	Freeport-McMoRan Copper & Gold Inc.	100%
E-2848	SunPower Corporation	100%

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different Reference Asset (each, a “Linked Share”). The purchaser of a Note will acquire a security linked to a single Linked Share (not to a basket or index of linked shares) identified on the cover page. You may purchase any one of the Notes being offered or, at your election, more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual Linked Share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185504/d424b3.htm

Prospectus Supplement dated August 27, 2008:

http://www.sec.gov/Archives/edgar/data/312070/000119312508185517/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

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SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors— Additional Risks Relating to Notes Which Contain a Multiplier”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee a return of 100% of the principal amount invested, even if the Notes are held to maturity. The return on the Notes at maturity is linked to the performance of the applicable Reference Asset and will depend on whether, and the extent to which, the applicable Reference Asset Return is positive or negative. If the Reference Asset declines by more than 22.50% as of the Final Valuation Date, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77.50% of the principal amount of your Notes.

•

Physical Delivery of the Linked Shares—If the Reference Asset declines by more than –20% as of the Final Valuation Date, you may receive on the Maturity Date, at our election, instead of the full principal amount of your Notes, either (i) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the Final Price, is equal to the cash amount described in (ii) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the Final Price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the Linked Share plus the sum of the principal amount multiplied by the Buffered Percentage and the Supplemental Amount.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Final Price is greater than the Initial Price, for each $1,000 principal amount, you will receive a payment at maturity of $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the applicable Reference Asset, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Initial Valuation Date and will not be less than the percentage indicated on the cover of this free writing prospectus as applicable to such Notes offering.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Linked Shares would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Market Disruption Events and Adjustments—Certain events may cause the Linked Shares to be disrupted or adjusted. See “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” and “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the Prospectus Supplement dated August 27, 2008. In the event the Final Valuation Date or Maturity Date is delayed, the Reference Asset Return (and consequently, the Redemption Amount) may be lower than what you may have anticipated based on the last available closing share price of the Reference Asset for the affected Linked Share as of the scheduled Final Valuation Date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the applicable Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the applicable Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Linked Shares;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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SELECTED PURCHASE CONSIDERATIONS

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns. If the Reference Asset Return is positive, you will be entitled to receive, per $1,000 Note, an amount equal to the Reference Asset Return multiplied by the Upside Leverage Factor plus the Supplemental Amount, subject to a Maximum Return. The actual Maximum Return on the Notes will be set on the Initial Valuation Date and will not be less than the percentage indicated on the cover of this free writing prospectus. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in percentage terms in the Final Price, as compared to the Initial Price, of up to the 22.50%. If the Reference Asset declines by more than 22.5%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77.5% of the principal amount of your Notes.

•

Physical Delivery Amount—If the Reference Asset declines by more than –20% as of the Final Valuation Date, you may receive on the Maturity Date, at our election, instead of the full principal amount of your Notes, either (i) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the Final Price, is equal to the cash amount described in (ii) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the Final Price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the Linked Share plus the sum of the principal amount multiplied by the Buffered Percentage and the Supplemental Amount. If you receive shares of the Linked Share in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the Linked Share you receive, which could be substantially less than the value of your original investment. If we elect to deliver shares on the Maturity Date instead of the cash amount, the number of shares will be determined by the Calculation Agent by dividing the cash amount that would otherwise be payable on the Maturity Date by the Final Price of the Linked Share (with appropriate rounding and any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the Final Price). The Physical Delivery Amount, the Initial Price of the Linked Share and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the Prospectus Supplement dated August 27, 2008.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under ‘‘Certain U.S. Federal Income Tax Considerations” in the accompanying Prospectus Supplement dated August 27, 2008. As described in the Prospectus Supplement dated August 27, 2008, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Linked Share. If your Notes are so treated, you should generally recognize short-term capital gain or loss upon the sale or cash-settled maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. If you receive physical delivery of Linked Shares upon the maturity of your Notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the fair market value of the stock you receive at such time and your tax basis in the Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. If you sustain a loss from any sale or other disposition of the Linked Share and, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, acquire the Notes, it is possible that Section 1091 of the Code could act to disallow that loss. You should consult your tax advisor about this possibility.

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In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

Other alternative treatments would also be possible. For example, it is possible that the Internal Revenue Service could assert that the Notes should be treated as a short-term contingent debt instrument. There is no statutory, judicial or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and you should accordingly consult you tax advisor about this and other potential alternative treatments of the Notes. For a further discussion of the tax treatment of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a Linked Share can be located by reference to the relevant Linked Share SEC file number specified below.

The summary information below regarding the companies issuing the Linked Shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the Linked Shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Freeport-McMoRan Copper & Gold Inc.

According to publicly available information, Freeport-McMoRan Copper & Gold Inc. (the “Company”), through its majority-owned subsidiary, PT Freeport Indonesia, has one of the world’s largest copper and gold mining and production operations in terms of reserves and production. The Company owns approximately 90.64% of PT Freeport Indonesia, and the Government of Indonesia owns the remaining approximate 9.36%. PT Freeport Indonesia mines, processes and explores for ore containing copper, gold and silver. It operates in the remote highlands of the Sudirman Mountain Range in the province of Papua, Indonesia, which is on the western half of the island of New Guinea. PT Freeport Indonesia markets its concentrates containing copper, gold and silver worldwide. The Company has joint ventures covering additional mining areas in Indonesia and has smelting and refining concerns.

On March 19, 2007, the Company acquired Phelps Dodge, a fully integrated producer of copper and molybdenum, with mines in North and South America, processing capabilities for other by-product minerals and several development projects, including Tenke Fungurume in the Democratic Republic of Congo (DRC).

The Linked Share’s SEC file number is 1-9916.

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Historical Performance of the Linked Share

The following graph sets forth the historical performance of the Linked Share based on the daily closing share price from January 7, 2002 through December 10, 2008. The closing share price of the Linked Share on December 10, 2008 was $22.89.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the Linked Share should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Final Valuation Date. We cannot give you assurance that the performance of the Linked Share will result in the return of any of your initial investment.

SunPower Corporation

According to publicly available information, SunPower Corporation (the “Company”) is a vertically integrated solar products and services company that designs, develops, manufactures and markets high-performance solar electric power technologies. The Company’s solar cells and solar panels are manufactured using proprietary processes and technologies based on more than 15 years of research and development. The Company’s solar power products are sold through its components business segment.

In January 2007, the Company acquired PowerLight Corporation, or PowerLight, now known as SunPower Corporation, Systems, or SP Systems, which developed, engineered, manufactured and delivered large-scale solar power systems.

The Linked Share’s SEC file number is 000-51593.

Historical Performance of the Linked Share

The following graph sets forth the historical performance of the Linked Share based on the daily closing share price from November 17, 2005 through December 10, 2008. The closing share price of the Linked Share on December 10, 2008 was $32.01.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the Linked Share should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Final Valuation Date. We cannot give you assurance that the performance of the Linked Share will result in the return of any of your initial investment.

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HYPOTHETICAL EXAMPLES

For each Note offering, if the Final Price is greater than the Initial Price (that is the Reference Asset Return is greater than 0%), you will receive a cash payment per $1,000 principal amount equal to $1,000 multiplied by the Reference Asset Return multiplied by the Upside Leverage Factor plus the Supplemental Amount, subject to a Maximum Return on the Notes as indicated in the table on the cover page of this free writing prospectus. If the Reference Asset Return is less than or equal to 0% but equal to or greater than –20%, you will receive the principal amount of your Notes plus the Supplemental Amount. However, if the Reference Asset Return is less than –20%, you will receive, at our election, either the Physical Delivery Amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the Final Price), or a cash amount, in each case, equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage of 20% plus (c) the Supplemental Amount. If the Reference Asset declines by more than 22.50%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines. You may lose up to 77.50% of the principal amount of your Notes.

The following tables below illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. Each table for a specified Note has been prepared on the basis of the assumptions that are set forth below for each Note.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

The Initial Prices and the Final Prices of the Linked Shares and the associated Reference Asset Returns have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of each such Linked Share. Some amounts are rounded and actual returns may be different.

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Freeport-McMoRan Copper & Gold Inc.

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 22.89

Buffer Percentage: 20%

Upside Leverage Factor: 1.5

Downside Leverage Factor: 1

Supplemental Amount: $25 per $1,000 Note

Maximum Return: 22.00%

Reference Asset Return	Payment at Maturity*	Total Return on the Notes
100.00%	$1,220.00	22.00%
90.00%	$1,220.00	22.00%
80.00%	$1,220.00	22.00%
70.00%	$1,220.00	22.00%
60.00%	$1,220.00	22.00%
50.00%	$1,220.00	22.00%
40.00%	$1,220.00	22.00%
30.00%	$1,220.00	22.00%
20.00%	$1,220.00	22.00%
10.00%	$1,175.00	17.50%
5.00%	$1,100.00	10.00%
0%	$1,025.00	2.50%
–5%	$1,025.00	2.50%
–10%	$1,025.00	2.50%
–20%	$1,025.00	2.50%
–25%	$975.00	–2.50%
–30%	$925.00	–7.50%
–40%	$825.00	–17.50%
–50%	$725.00	–27.50%
–60%	$625.00	–37.50%
–70%	$525.00	–47.50%
–80%	$425.00	–57.50%
–90%	$325.00	–67.50%
–100%	$225.00	–77.50%

* Assumes cash payment in all instances.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated.

Example 1: The Reference Asset Return is 10%.

On the Final Valuation Date, the Final Price of $25.18 was greater than the Initial Price of $22.89, resulting in a Reference Asset Return of 10%. Because the Reference Asset Return of 10% multiplied by the hypothetical Upside Leverage Factor of 1.5 plus the percentage return on Supplemental Amount of $25 does not exceed the hypothetical Maximum Return of 22.00%, the investor receives a Payment at Maturity of $1,175 per $1,000 Note calculated as follows:

Reference Asset Return = (25.18 – 22.89) / 22.89 = 10%

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Payment at Maturity = $1,000 + [$1,000 x (10% x 1.5)] + $25 = $1,175

Example 2: The Reference Asset Return is 30%.

On the Final Valuation Date, the Final Price of $29.76 was greater than the Initial Price of $22.89, resulting in a Reference Asset Return of 30%. Because the Reference Asset Return of 30% multiplied by the hypothetical Upside Leverage Factor of 1.5 plus the percentage return on Supplemental Amount of $25 does exceed the hypothetical Maximum Return of 22.00%, the investor receives a Payment at Maturity of $1,220 per $1,000 Note, the maximum payment on the Notes.

Reference Asset Return = (29.76 – 22.89) / 22.89 = 30%

Payment at Maturity = $1,220

Example 3: The Reference Asset Return is –5%.

On the Final Valuation Date, the Final Price of $21.75 was less than the Initial Price of $22.89, resulting in a Reference Asset Return of –5%. Because the Reference Asset Return of –5% is less than 0% but greater than –20%, the investor receives a Payment at Maturity of $1,025 per $1,000 Note, calculated as follows:

Reference Asset Return = (21.75 – 22.89) / 22.89 = –5%

Payment At Maturity = $1,000 + $25= $1,025

Example 4: The Reference Asset Return is –25%.

On the Final Valuation Date, the Final Price of $17.17 was less than the Initial Price of $22.89, resulting in a Reference Asset Return of –25%. Because the Reference Asset Return of –25% is less than –20%, the investor receives a Payment at Maturity of $975 per $1,000 Note (at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

Reference Asset Return = (17.17 – 22.89) / 22.89 = –25%

Payment at Maturity = $1,000 + [$1,000 x (–25% + 20%)] + $25 = $975

Physical Delivery Amount = 975 / 17.17 = 56 shares of the Reference Asset and $13.48 in cash for fractional shares

FWP–10

SunPower Corporation

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 32.01

Buffer Percentage: 20%

Upside Leverage Factor: 1.5

Downside Leverage Factor: 1

Supplemental Amount: $25 per $1,000 Note

Maximum Return: 31.00%

Reference Asset Return	Payment at Maturity*	Total Return on the Notes
100%	$1,310.00	31.00%
90%	$1,310.00	31.00%
80%	$1,310.00	31.00%
70%	$1,310.00	31.00%
60%	$1,310.00	31.00%
50%	$1,310.00	31.00%
40%	$1,310.00	31.00%
30%	$1,310.00	31.00%
20%	$1,310.00	31.00%
10%	$1,175.00	17.50%
5%	$1,100.00	10.00%
0%	$1,025.00	2.50%
–5%	$1,025.00	2.50%
–10%	$1,025.00	2.50%
–20%	$1,025.00	2.50%
–25%	$975.00	–2.50%
–30%	$925.00	–7.50%
–40%	$825.00	–17.50%
–50%	$725.00	–27.50%
–60%	$625.00	–37.50%
–70%	$525.00	–47.50%
–80%	$425.00	–57.50%
–90%	$325.00	–67.50%
–100%	$225.00	–77.50%
* Assumes cash payment in all instances.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated.

Example 1: The Reference Asset Return is 10%.

On the Final Valuation Date, the Final Price of $35.21 was greater than the Initial Price of $32.01, resulting in a Reference Asset Return of 10%. Because the Reference Asset Return of 10% multiplied by the hypothetical Upside Leverage Factor of 1.5 plus the percentage return on Supplemental Amount of $25 does not exceed the hypothetical Maximum Return of 31.00%, the investor receives a Payment at Maturity of $1,175 per $1,000 Note calculated as follows:

Reference Asset Return = (35.21 – 32.01) / 32.01 = 10%

FWP–11

Payment at Maturity = $1,000 + [$1,000 x (10% x 1.5)] + $25 = $1,175

Example 2: The Reference Asset Return is 30%.

On the Final Valuation Date, the Final Price of $41.61 was greater than the Initial Price of $32.01, resulting in a Reference Asset Return of 30%. Because the Reference Asset Return of 30% multiplied by the hypothetical Upside Leverage Factor of 1.5 plus the percentage return on Supplemental Amount of $25 does exceed the hypothetical Maximum Return of 31.00%, the investor receives a Payment at Maturity of $1,310 per $1,000 Note, the maximum payment on the Notes.

Reference Asset Return = (41.61 – 32.01) / 32.01 = 30%

Payment at Maturity = $1,310

Example 3: The Reference Asset Return is –5%.

On the Final Valuation Date, the Final Price of $30.41 was less than the Initial Price of $32.01, resulting in a Reference Asset Return of –5%. Because the Reference Asset Return of –5% is less than 0% but greater than –20%, the investor receives a Payment at Maturity of $1,025 per $1,000 Note, calculated as follows:

Reference Asset Return = (30.41 – 32.01) / 32.01 = –5%

Payment At Maturity = $1,000 + $25= $1,025

Example 4: The Reference Asset Return is –25%.

On the Final Valuation Date, the Final Price of $24.01 was less than the Initial Price of $32.01, resulting in a Reference Asset Return of –25%. Because the Reference Asset Return of –25% is less than –20%, the investor receives a Payment at Maturity of $975 per $1,000 Note (at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

Reference Asset Return = (24.01 – 32.01) / 32.01 = –25%

Payment at Maturity = $1,000 + [$1,000 x (–25% + 20%)] + $25 = $975

Physical Delivery Amount = 975 / 24.01 = 40 shares of the Reference Asset and $14.60 in cash for fractional shares

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about the issue date indicated on the cover of this free writing prospectus, which is the fifth business day following the expected initial valuation date (this settlement cycle being referred to as “T+5”). See “Plan of Distribution” in the prospectus supplement.

FWP–12